EXHIBIT 99(b)

                            THE EARTHGRAINS COMPANY
                                      AND
                              METZ BAKING COMPANY
                    PRO FORMA COMBINED STATEMENT OF EARNINGS
                                FISCAL YEAR 2000
                                  (Unaudited)
                                ($ In Millions)


The following unaudited pro forma combined statement of earnings combines The Earthgrains Company (Earthgrains or The Company) for the fifty-two week period ended March 28, 2000 and Metz Baking Company (Metz) for the fifty-two week period ended December 31, 1999. This statement has been prepared under the assumptions set forth in the accompanying notes. This statement should be read in conjunction with the separate financial statements and notes thereto of Earthgrains, included in the Company's recent filing on Form 8-K and to be included in the Annual Report to Shareholders on Form 10-K for the year ended March 28, 2000, and Metz for the fifty-two week period ended December 31, 1999 included in this report. The pro forma combined statement of earnings is not necessarily indicative of the future results of operations of the combined companies or the results as they might have been had the acquisition been effective on the first day of Earthgrains' fiscal 2000.

                                          Pro Forma Adjustments
                                       --------------------------
                                        Metz                Note    Pro Forma
                     Earthgrains(f)  Historical  Amount  Reference  Combined
                      -----------     ----------  ------  ---------  ---------
Net sales            $2,039.3       $561.2      $(14.8)      (a)      $2,585.7

Cost of products
 sold                 1,122.5        281.9        (7.7)      (a)       1,398.9
                                                   2.2       (b)
                     --------       ------      ------                --------
Gross profit            916.8        279.3        (9.3)                1,186.8

Marketing,
 distribution
 and administrative
 expenses               804.4        249.7        (7.0)      (a)       1,059.4
                                                   1.4       (b)
                                                  10.9       (c)
Provision for
 restructuring and
 consolidation            2.3          ---         ---                     2.3
                     --------       ------      ------                --------

Operating income        110.1         29.6       (14.6)                  125.1

Other income and
 expenses:
  Interest expense      (26.5)        (9.8)      (27.8)      (d)         (64.1)
  Other income, net       4.3          0.2         ---                     4.5
                     --------       ------      ------                --------
Income before
 income taxes            87.9         20.0       (42.4)                   65.5
Provision for
 income taxes            32.8          8.6       (12.3)      (e)          29.1
Minority interest
 expense                 (0.6)         ---         ---                    (0.6)
                     --------       ------      ------                --------

Net income           $   54.5       $ 11.4      $(30.1)               $   35.8
                     ========       ======      =======               ========

Earnings per share:
Basic net earnings   $    1.34                                        $    0.88
                     =========                                        =========
Weighted average
 shares outstanding      40.6                                             40.6
                     ========                                         ========
Diluted net earnings $    1.30                                        $    0.85
                     =========                                        =========
Weighted average
 shares outstanding      41.9                                             41.9
                     ========                                         ========


Notes to Combined Statement of Earnings:

(a) To eliminate the 10 days' operating activity of Metz from the date of the acquisition included in Earthgrains fiscal 2000 results. The elimination includes $14.8 million in net sales, $7.7 million in cost of products sold, and $7.0 million in marketing, distribution and administrative expenses.

(b) To reflect the anticipated incremental cost for workers' compensation expense and fleet insurance of $3.0 million and a $0.6 million from combined employee benefit plans; 60% of these impacts are included in cost of products sold; 40% are included in marketing, distribution and administrative expenses.

(c) To eliminate Metz historical goodwill amortization of $1.1 million and to reflect incremental goodwill amortization of $12.0 million associated with the preliminary purchase price allocation as a result of the acquisition. Goodwill is being amortized using the straight-line method over 40 years.

(d) To eliminate interest expense on debt relative to 10 days' ownership of Metz included in Earthgrains' fiscal 2000 results; to eliminate the $9.8 million of Metz historical interest expense; and to reflect interest expense on incremental debt of $625 million. The incremental debt is based upon assumed borrowings of $225 million in commercial paper, at a fiscal 2000 weighted average interest rate of 5.8473%, and $400 million in fixed-rate debt, at a fiscal 2000 weighted average interest rate of 6.847%. Interest expense would be approximately
$13 million higher at prevailing rates as of June 2000 and the Company's intent to issue up to $550 million in fixed-rate debt.

(e) To reflect the tax effect of the proforma adjustments at the combined federal and state blended rate of 39%.

(f) Earthgrains historical figures presented represent the amounts included in the recent filing on Form 8-K for the fiscal year 2000 and to be included in the Annual Report to Shareholders on Form 10-K for the year ended March 28, 2000.

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